Exhibit 99.1


For Immediate Release    Contact: Kathleen Bruegenhemke
                         Senior Vice President, Investor
                         Relations
                         (573) 761-6179


             EXCHANGE NATIONAL BANCSHARES TO ACQUIRE
                  CITIZENS STATE BANK OF CALHOUN
           THROUGH MERGER WITH UNION STATE BANK & TRUST


          JEFFERSON CITY, MO - September 29, 1999 - Exchange National Bancshares, Inc., parent company of Exchange National Bank of Jefferson City and Union State Bank & Trust of Clinton, has entered into an agreement to acquire Citizens State Bank of Calhoun. Immediately following the acquisition, which is subject to regulatory approval, Union State Bank & Trust and Citizens State Bank will merge to form Citizens Union State Bank & Trust.

          The proposed acquisition and merger transaction was made public today in a joint announcement by Donald L. Campbell, Chairman and CEO of Exchange National Bancshares, Inc., James E. Smith, CEO of Union State Bank & Trust and Julius F. Wall, Chairman of the Board of Citizens State Bank. In the acquisition, the shareholders of Calhoun Bancshares, Inc., the parent holding company of Citizens State Bank will be paid cash of approximately $14,000,000.

          Exchange National Bancshares, Inc., a bank holding company headquartered in Jefferson City, Missouri acquired Union
State Bank & Trust in 1997.  As of June 30, 1999, Exchange
National Bancshares had total consolidated assets of $475
million, deposits of $374 million and shareholders' equity of $47 million.

          Union State Bank & Trust, which had approximately $150 million in assets at June 30, has four offices in Clinton and single offices in Osceola and Collins. Citizens State Bank, which has about $70 million in assets has offices in Clinton and Calhoun. The communities served by the banks are in Henry County and adjoining St. Clair County, located in west central Missouri. Citizens Union State Bank & Trust will continue to serve customers of both banks at all existing offices and through all existing ATM locations. The $225 million in assets of the merged institutions will include approximately $120 million in loans.

          In commenting on the proposal, Mr. Campbell said ...
"The acquisition of Citizens State Bank fits well within our strategy to expand our base in and near existing markets where we

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can do so through the acquisition of quality, well managed banks.
We are particularly enthused about adding the fine staff of the Citizens State Bank to that of Union State Bank & Trust to create a strong locally managed bank for the benefit of the communities they serve."

          Jim Smith will become Chairman and CEO of Citizens Union State Bank & Trust following the merger. Robert Wheeler, current President and CEO of Citizens State Bank will be the President and Chief Operating Officer. The Board of Directors of Citizens Union State Bank & Trust will consist of Board members drawn from both banks.

          Smith said this is an exciting day for the citizens of Henry and St. Clair Counties. "Making all decisions locally leads to a better local environment" said Smith. "We at Union State Bank & Trust look forward to joining with the fine staff of Citizens State Bank in serving our communities. We very much admire Citizen State's active community involvement and its dedication to customers. The progress and growth of our two institutions is the result of both banks taking care of their customers quickly, efficiently and with competitive products and services. The merger will enable us to expand the banking options and services for the betterment of the customers of both banks."

          Wheeler also expressed enthusiasm about the transaction, making particular reference to the substantially greater financial resources and higher lending limits which would become available to Citizens' customers as well as the greater opportunity for professional growth which he believes will be provided to his Bank's staff as part of the merged institutions.

          Officials of the two banks indicated that the regulatory approval process should be completed by early next year and that the merger should take place some time during the first quarter of the year 2000.